Portions of this document which have been blacked-out are omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

FINISHED GOODS SUPPLY AGREEMENT

[redacted]

This Finished Goods Supply Agreement (the "Agreement") dated this 28th day of February, 2001 between Ranbaxy Pharmaceutical Inc., a Delaware corporation, and its Affiliates ("Ranbaxy") and Hercon Laboratories Corporation, a Delaware corporation ("Hercon").

RECITALS

A. Ranbaxy and Hercon have entered into a Product Purchase Agreement and a Development Assistance Agreement, each of even date herewith, pursuant to which (i) Hercon has sold, and Ranbaxy has purchased the Product Assets, as defined in the Product Purchase Agreement, relating to a formulation of [redacted] providing for transdermal administration and (ii) Hercon will perform certain product development services for Ranbaxy leading to the development and regulatory approval of the transdermal clonidine formulation.

B. Ranbaxy and Hercon desire to establish a relationship, pursuant to which Hercon (or its appropriate Affiliates) will supply, and Ranbaxy (or its appropriate Affiliates) will purchase, the Commercial Products, as defined herein.

In consideration of the foregoing premises, and the mutual covenants and obligations set forth herein, Hercon and Ranbaxy hereby agree as follows:

ARTICLE 1
DEFINITIONS

"**Affiliate**" shall mean, with respect to any party, any person or entity which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such party. A person or entity shall be deemed to control a corporation (or other entity) if such person or entity possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation (or other entity) whether through the ownership of voting securities, by contract or otherwise.

"**Commercial Product**" shall mean the ANDA formulation of clonidine in such strengths as shall provide for delivery of [redacted] mg, [redacted] mg and [redacted] mg of [redacted] per day (and such other clonidine delivery strengths as would be bioequivalent to the innovator clonidine product) in patch form for transdermal administration, packaged, Labeled and finished to meet the Commercial Product Specifications, and includes the Biostudy Supply and the regulatory approval supplies to be provided pursuant to Section 2.2.

"**Commercial Product Specifications**" shall mean the specifications for the Commercial Product as shall be mutually agreed between the parties and attached as Exhibit A hereto, and shall include (as applicable) statements of pharmaceutical manufacturing, Labeling, filling, Packaging, storage and quality control procedures, and labeling and packaging specifications

(and once prepared and agreed to by the parties, as such may be revised from time to time in accordance with the terms of this Agreement by written agreement executed by the parties).

"**Commercial Sale**" means the sale of the Commercial Products by Ranbaxy, its Affiliates, distributors or sublicensees to an unaffiliated third party, as evidenced by the invoice, receipt, transfer document or the like of Ranbaxy, its Affiliates, distributors or sublicensees to such third party.

"**Confidential Information**" shall mean, with respect to a party, all information of any kind whatsoever (including without limitation, data, compilations, formulae, models, patent disclosures, procedures, processes, projections, protocols, results of experimentation and testing, specifications, strategies and techniques), and all tangible and intangible embodiments thereof of any kind whatsoever (including without limitation, apparatus, compositions, documents, drawings, machinery, patent applications, records and reports), which is disclosed by such party to the other party and is marked, identified as or otherwise acknowledged to be confidential at the time of disclosure to the other party. Notwithstanding the foregoing, Confidential Information of a party shall not include information which the other party can establish by written documentation (a) to have been publicly known prior to disclosure of such information by the disclosing party to the other party, (b) to have become publicly known, without fault on the part of the other party, subsequent to disclosure of such information by the disclosing party to the other party, (c) to have been received by the other party at any time from a source, other than the disclosing party, rightfully having possession of and the right to disclose such information, (d) to have been otherwise known by the other party prior to disclosure of such information by the disclosing party to the other party, or (e) to have been independently developed by employees or agents of the other party without the use of such information disclosed by the disclosing party to the other party.

"**Drug Master File**" shall mean the Drug Master File for manufacturing the active pharmaceutical ingredient used in the Commercial Product, filed with the FDA, and the equivalent filing with any other country, as same may be amended from time to time.

"**FDA**" shall mean the United States Food and Drug Administration, and any successor agency thereto.

"**GMP**" shall mean current Good Manufacturing Practices promulgated by the FDA, and their equivalent promulgated by the governing health authority of any other country in which the Commercial Product manufactured by Hercon under this Agreement are to be sold by Ranbaxy.

"**GAAP**" means United States generally accepted accounting principles applied on a consistent basis.

"**Hercon Intellectual Property**" shall mean the Intellectual Property purchased by, or licensed to, Ranbaxy, as appropriate, under the Product Purchase Agreement.

"**Intellectual Property**" shall mean Ranbaxy's and its Affiliates' rights existing as of the date hereof and as may be developed hereafter in and to all confidential or proprietary information, trade secrets, patent rights, technology, know-how, developments, improvements,

techniques, data, methods, processes, instructions, formulae, recipes, drawings and specifications necessary to manufacture and supply the Commercial Product hereunder, and shall include the Hercon Intellectual Property.

"**Label", "Labeled" or "Labeling**" shall mean all labels and other written, printed or graphic matter upon (i) the Commercial Product or any container or wrapper utilized with the Commercial Product, or (ii) any written material accompanying the Commercial Product, including, without limitation, package inserts.

"**Launch**" or "**Launch Date**" means the date of the first Commercial Sale of a Product by Ranbaxy, its Affiliates, distributors, licensees or sublicensees.

"**Limited Warranty**" shall have the meaning defined in Section 2.7(c) hereof.

"**Materials**" means those items which form an integral and direct part of the bulk form of the Commercial Products and are necessary for its production.

"**Net Sales**" means the total gross sales (number of units shipped times the invoice price per unit) to third parties representing sales invoiced by Ranbaxy, its Affiliates and/or its sublicensees of the Commercial Products, less deductions for the following to the extent actually paid or allowed: (a) sales taxes, value-added taxes and excise taxes, tariffs, import or export duties, and duties paid or allowed by a selling party, and any other governmental charges imposed upon the import, use or sale of such Commercial Products (except income taxes of Ranbaxy, its Affiliates and/or its sublicensees that are included in the gross amount invoiced); (b) normal and customary trade and quantity discounts and sales discounts; (c) discounts or rebates made under Medicaid, Medicare or other governmental medical assistance programs; (d) allowances, chargebacks and credits to third parties on account of rejected, damaged, outdated, returned, withdrawn or recalled Commercial Products or on account of retroactive price reductions affecting the Commercial Product; and (e) three percent (3%) of gross sales for further expenses such as transport, freight, insurance, handling and distribution charges and insurance.

Sales between Ranbaxy and its Affiliates shall be excluded from the computation of Net Sales, but Net Sales shall include the first sale to third parties by Ranbaxy or any such Affiliates. In addition, Ranbaxy shall be entitled to deduct from Net Sales any receivables which remain uncollected after 180 days from the date of invoice and are deemed to be uncollectible according to Ranbaxy's internal accounting principles and GAAP consistently applied. Such bad debt deductions shall be applied to Net Sales in the period in which such receivables are written off. If any such receivables are later collected, the amount recovered on such receivables (after deduction for Ranbaxy's out-of-pocket costs and expense) shall be included in Net Sales in the period of recovery.

"**Packaging**" shall mean all primary containers, cartons, shipping cases or any other like matter used in packaging or accompanying the Commercial Product.

"**Person**" shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole

proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

"**Product ANDA**" shall mean the Abbreviated New Drug Application relating to the Commercial Product as may be filed with the FDA by Ranbaxy, and any supplements thereto.

"**Regulatory Dossiers**" shall mean all registrations, permits, licenses, authorizations, approvals, presentations, notifications or filings (together with all applications therefor), if any, which are filed with or granted by the governing health authority of any country, and which are required to develop, make, use, sell, import or export the Commercial Product, other than the Drug Master File.

ARTICLE 2
MANUFACTURE, SUPPLY AND PURCHASE

2.1 **License Grant**. Ranbaxy hereby grants to Hercon a non-exclusive, limited license to use and practice the Intellectual Property solely to manufacture the Commercial Product exclusively for Ranbaxy in accordance with the provisions of this Agreement. Ranbaxy makes no representation or warranty that the Intellectual Property licensed hereunder is sufficient to allow Hercon to perform its obligations hereunder. Except as provided in this Section 2.1, Hercon acknowledges that it has no intellectual property rights in the Commercial Products.

2.2 **Regulatory Approval Supplies**.

(a) Hercon shall supply Ranbaxy with [redacted] products in such strengths as shall provide for delivery of [redacted] mg, [redacted] mg and [redacted] mg of [redacted] per day in patch form for transdermal administration and meeting the requirements of Exhibit B hereto in such amounts as Ranbaxy shall require for use in Ranbaxy's pilot bioequivalence studies (the "Biostudy Supply").

(b) Hercon shall supply Ranbaxy with Commercial Products, Packaged, Labeled as instructed by Ranbaxy and prepared in accordance with the Commercial Product Specifications, in such amounts as Ranbaxy shall require for use by it or its Affiliate in the pivotal bioequivalence studies relating to the Product. Hercon further agrees to supply such additional amounts of the Commercial Products as Ranbaxy shall reasonably require for use in the preparation and filing of the Product ANDA.

2.3 **Commercial Product Supply and Purchase Obligations**. Hercon understands and agrees that Ranbaxy does not warrant or commit that the Commercial Product will be successfully developed, be submitted for applicable regulatory approval, receive applicable regulatory approval or be successfully marketed and commercialized. Hercon further understands and agrees that Ranbaxy has no minimum purchase obligations pursuant to this or any other agreement with Hercon.

During the applicable term of this Agreement, Hercon shall manufacture and supply the Commercial Product exclusively for Ranbaxy. Except as otherwise provided in Section 2.7(d), Ranbaxy shall purchase its requirements of the Commercial Product exclusively from Hercon during the term of this Agreement unless Hercon fails to supply conforming Commercial Products as Ranbaxy orders pursuant to Section 2.6(c) below (subject to Section

2.6(b) below) for any two (2) out of six (6) consecutive calendar quarters, in which case Ranbaxy's obligation to purchase the Commercial Products exclusively from Hercon shall terminate. Notwithstanding anything to the contrary contained herein, Ranbaxy shall have no obligation to purchase Commercial Products under this Agreement, except to the extent Ranbaxy provides to Hercon purchase orders pursuant to Section 2.6(c) below.

2.4 **Manufacturing Practices.**

(a) Commercial Product Specifications. Hercon shall manufacture, fill, assemble, package, label and warehouse the Commercial Products in conformity with the Commercial Product Specifications and in accordance with all applicable laws and regulations.

(b) GMP. Hercon shall manufacture the Commercial Products in accordance with GMP and the Product ANDA. Hercon shall advise Ranbaxy of any proposed process changes prior to their implementation by Hercon. Ranbaxy shall have the right, at its sole expense, to audit Hercon for compliance with GMP on reasonable notice during normal business hours at least once in each calendar year, and more often in Ranbaxy's reasonable discretion.

(c) Active Pharmaceutical Ingredient. Consistent with the Product ANDA Hercon shall supply and use the active pharmaceutical ingredient [redacted] as instructed by Ranbaxy and may either manufacture such active ingredient or source such ingredient from a third party supplier acceptable to Ranbaxy as evidenced by Ranbaxy's prior written consent, which consent shall not be unreasonably withheld considering price and delivery terms from such third party supplier.

(d) Certificates of Analysis. Hercon shall provide Ranbaxy with a certificate of analysis for each shipment of the Commercial Products manufactured and supplied hereunder based upon a reference standard established by Hercon and reasonably acceptable to Ranbaxy.

(e) Quality Control Information. Upon the reasonable request of Ranbaxy, Hercon shall provide Ranbaxy with such information, including analytical and manufacturing documentation, requested by Ranbaxy regarding quality control of the Commercial Products supplied hereunder.

(f) Packaging Control. In addition to its obligations pursuant to Sections 2.4(d) and (e), Hercon will evaluate and inspect each batch of Commercial Products in accordance with Packaging guidelines set forth in the Commercial Product Specifications and will provide Ranbaxy with a Commercial Product lot release.

(g) Inspection. Ranbaxy, or its designee, may, at its own expense, with prior reasonable notice and during regular business hours, visit the facilities used by Hercon to manufacture Commercial Products to review the Commercial Product related records and the facilities.

2.5 **Labeling and Packaging.**

(a) Labeling. The Commercial Products and all Labeling, advertising and promotional material used in connection therewith, shall conform to the Commercial Product Specifications. Ranbaxy shall be responsible for ensuring the accuracy of all information contained on all Labels and Labeling for the Commercial Products and for the compliance of all such Labels and Labeling with applicable law. Should Ranbaxy desire or be required to make any change in any such Label or Labeling, Ranbaxy shall be responsible for the updating of all artwork and text associated with such change and providing such changes to Hercon or its Affiliates. Hercon shall make all necessary arrangements for such changed Labels or Labeling to be printed and shall provide to Ranbaxy printer's proofs for Ranbaxy's review. Ranbaxy shall promptly either provide Hercon any necessary corrections thereto or notify Hercon of its approval of such proofs. Ranbaxy shall reimburse Hercon for the cost of preparing the proofs of such new Labels or Labeling, as well as all other reasonable out-of-pocket costs associated with such new Labels or Labeling.

(b) Packaging. Hercon shall supply all Packaging and Labels for the Commercial Products under this Agreement and such Packaging and Labels shall be in accordance with the Commercial Product Specifications.

2.6 **Forecasts and Orders.**

(a) Forecasts. Not less than ninety (90) days prior to the anticipated Launch Date and forty-five (45) days prior to the first day of each calendar quarter thereafter, Ranbaxy shall prepare and provide Hercon with a written forecast of the estimated Commercial Product requirements of Ranbaxy and its Affiliates for each of the following four (4) calendar quarters. Such forecast shall constitute a binding purchase obligation of Ranbaxy with respect to the next upcoming quarter only.

(b) Supply Obligation. Each calendar quarter, Hercon shall be required to manufacture, supply and deliver to Ranbaxy such quantities of Commercial Products as Ranbaxy orders pursuant to Section 2.6(c) below, using the following format:

Product must be ordered 45 days prior to quarter	First Quarter	Second Quarter	Third & Fourth Quarters
	Firm	Expected (but not firm or binding)	Planning Only

In the event (i) a purchase order issued by Ranbaxy pursuant to Section 2.6(c) shall exceed [redacted] ([redacted]%) of the amount forecasted for such quarterly period in the most recent forecasts provided by Ranbaxy to Hercon pursuant to this Section 2.6(a) or (ii) Ranbaxy shall issue a purchase order for any additional quantity of the Products after the 45th day preceding the applicable calendar quarter (such amount exceeding [redacted]% of the most recent forecast and any additional quantity requested in a purchase order issued after the 45th day preceding the applicable calendar quarter, hereinafter collectively referred to as the "Excess Supply Requirement"), Hercon shall use its best efforts to supply Ranbaxy with the Excess

Supply Requirement; provided, however, that Hercon's failure to supply the Excess Supply Requirement shall not be considered a breach of its supply obligations under this Agreement or a failure to supply conforming Commercial Products for such calendar quarter for purposes of Section 2.3 hereof. The parties acknowledge and agree that Hercon's supply of Conforming Commercial Products pursuant to the first purchase order issued pursuant to section 2.6(c) with quantities of 80% of the quantities specified in such first purchase order, subject to compliance with the warranty provisions of Section 2.7(c), shall be deemed in compliance with the quantity requirements of such purchase order. The parties further acknowledge and agree that excluding the first purchase order issued pursuant to Section 2.6(c) which is addressed in the preceding sentence, Hercon's supply of conforming Commercial Products pursuant to a purchase order issued pursuant to Section 2.6(c) with quantities of at least 90% but not more than 110% of the quantity specified in the purchase order, subject to compliance with the warranty provisions of Section 2.7(c), shall be deemed in compliance with the quantity requirements of such purchase order. Unless otherwise mutually agreed upon by the parties, for any purchase order issued pursuant to Section 2.6(c), Hercon shall not be required to supply an amount in excess of 70% of the amount of such purchase order (relating to any particular calendar quarter) during the first forty-five (45) days of the applicable calendar quarter. If Hercon becomes aware of any circumstances that may cause Hercon to default in its obligation to deliver such quantities of conforming Commercial Products as Ranbaxy orders for any calendar quarter, Hercon shall give Ranbaxy prompt written notice describing such circumstances, together with a proposed course of action to remedy such failure.

(c) Orders. Ranbaxy shall make all purchases hereunder by submitting firm purchase orders to Hercon. Each such purchase order shall be in writing in a form reasonably acceptable to Hercon, and shall specify the description of the Commercial Product ordered, the quantity ordered, the price therefor under Section 3.1 below, the place of delivery and the required delivery date therefor. In the event of a conflict between the terms and conditions of any purchase order and this Agreement, the terms and conditions of this Agreement shall prevail.

2.7 **Delivery and Acceptance.**

(a) Delivery. All Commercial Products supplied under this Agreement shall be shipped F.O.B. Hercon's place of manufacture to such location as designated by Ranbaxy in the applicable purchase order. Ranbaxy shall pay all freight, insurance charges, taxes, import and export duties, inspection fees and other charges applicable to the sale and transport of Commercial Products purchased by Ranbaxy hereunder. Title and risk of loss and damages to Commercial Products purchased by Ranbaxy hereunder shall pass to Ranbaxy upon delivery to Ranbaxy's designated carrier.

(b) Rejection and Cure. If a shipment of Commercial Products or any portion thereof fails to conform to the applicable Commercial Product Specifications, then Ranbaxy shall have the right to reject such nonconforming shipment of Commercial Products or the nonconforming portion thereof, as the case may be. Ranbaxy shall give written notice to Hercon of its rejection hereunder, within forty five (45) days after Ranbaxy's receipt of such shipment, specifying the grounds for such rejection. The nonconforming shipment of Commercial Products, or the nonconforming portion thereof, shall be held for Hercon's disposition, or shall be returned to Hercon, in each case at Hercon's expense, as directed by Hercon. Hercon shall

use its commercially reasonable efforts to replace each nonconforming shipment of Commercial Products, or the nonconforming portion thereof, with conforming Commercial Products as soon as reasonably practicable after receipt of notice of rejection thereof, and in any event shall do so within forty five (45) days after receipt of notice of rejection thereof.

In the event of a conflict regarding any non-conforming Commercial Products which Ranbaxy and Hercon are unable to resolve, a sample of such Commercial Products, together with mutually agreed upon questions, shall be submitted by Ranbaxy to an independent laboratory reasonably acceptable to both parties for testing against the Commercial Products Specifications and the test results ("Test Results") obtained by such laboratory shall be final and binding upon the parties. The fees and expenses of such laboratory testing, and all additional shipping and transportation costs incurred as a result of the dispute, shall be borne entirely by the party against whom such laboratory findings are made. In the event the Test Results indicate that the Commercial Products in question do not conform to the Commercial Products Specifications, Hercon shall replace such Commercial Products with conforming Commercial Products in accordance with this Section.

(c) Warranty. Hercon warrants that (a) Commercial Products manufactured hereunder shall conform with the Commercial Product Specifications; (b) Commercial Products shall be manufactured hereunder in accordance with all applicable laws and regulations, GMP and the Regulatory Dossier; and (c) the manufacture and sale of Commercial Products by Hercon hereunder, and the use thereof by Ranbaxy and its Affiliates contemplated hereby, shall not infringe the patent rights of any Person or constitute a misappropriation of the trade secrets or other intellectual property rights of any Person, except for any such infringement or misappropriation arising directly from Hercon's use of Intellectual Property (excluding for purposes hereof, the Hercon Intellectual Property) (collectively, parts (a), (b) and (c) above comprise the "Limited Warranty"). HERCON MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE COMMERCIAL PRODUCTS INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

(d) Cover. If Hercon fails to timely deliver to Ranbaxy the quantity of conforming Commercial Products that Ranbaxy orders under any purchase order pursuant to Section 2.6(c) above (subject to the provisions of Section 2.6(b) above), after providing written notice to Hercon, Ranbaxy shall have the right to purchase substitute Commercial Products from a third party in substitution for the quantity of conforming Commercial Products which Hercon failed to deliver hereunder. Hercon shall reimburse Ranbaxy on demand for the difference between the cost of obtaining such substitute Commercial Products (plus any commercially reasonable charges, expenses or commissions incurred by Ranbaxy in connection with effecting cover, and any other reasonable expenses incident to such failure), less the price which would have been due to Hercon for the like quantity of Commercial Products if supplied by Hercon hereunder.

2.8 **Samples**. Hercon shall provide Ranbaxy with its reasonable requirements for samples of the Commercial Products for use in non-United States markets. Unless otherwise mutually agreed in writing between the Parties, Hercon's supply of samples of the Commercial

Products shall not exceed five percent (5%) of Ranbaxy's total unit purchase of the product for sale in non-United State markets.

Portions of this document which have been blacked-out are omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

ARTICLE 3
PRICE AND PAYMENT TERMS

3.1 **Price**. Ranbaxy shall purchase from Hercon the Commercial Products which are accepted pursuant to Section 2.7 as follows:

(a) For the Biostudy Supply, Ranbaxy shall remit to Hercon the sum of [redacted] Dollars ($[redacted]) not later than ten (10) days following Ranbaxy's receipt of the Biostudy Supply meeting the requirements of Exhibit B hereto. The parties acknowledge and agree that the date of Ranbaxy's receipt of the Biostudy Supply meeting the requirements of Exhibit B shall be the first day of the 150 day period provided to Ranbaxy to complete the pilot bioequivalence study pursuant to Section 3.2 of the Product Purchase Agreement.

(b) For the regulatory approval supplies and samples of the Commercial Products supplied by Hercon to Ranbaxy pursuant to Sections 2.2 and 2.8, respectively, Ranbaxy shall remit to Hercon $[redacted] for each unit of the Commercial Products in accordance with the procedure and timing provided in Section 3.2.

(c) For all Commercial Products supplied by Hercon, regardless of the country(ies) of intended sale, other than as provided in Sections 3.1(a) and (b) hereof, Ranbaxy shall remit to Hercon the price of $[redacted] for each unit of the Commercial Products, regardless of strength (the "Unit Purchase Price") in accordance with the procedure and timing provided in Section 3.2. Notwithstanding the foregoing or anything to the contrary contained herein, in the event that Ranbaxy's or its Affiliate's sales price of the Commercial Products to any third parties shall be less than $[redacted] (the "Reference Selling Price"), the Unit Purchase Price shall be reduced for sales of those Commercial Products sold or to be sold by Ranbaxy or its Affiliates to third parties below the Reference Selling Price by an amount equal to the product of (x) the difference between the Reference Selling Price and Ranbaxy's or its Affiliate's sales price of the Commercial Products to such third party and (i)[redacted] percent ([redacted]%), but in no event shall the price be less than $[redacted] per unit of the Commercial Products. Such reduction in the Unit Purchase Price shall apply to that portion of the Commercial Products supplied by Hercon for sale by Ranbaxy or its Affiliates to third parties at price below the Reference Selling Price. The adjustment to the Unit Purchase Price as provided herein shall apply with immediate effect upon any sale by Ranbaxy or its Affiliates of the Commercial Products below the Reference Selling Price. To the extent Ranbaxy has satisfied an invoice issued by Hercon for a supply of the Commercial Products and all or any portion of such supply of the Commercial Products is sold at a price below the Reference Selling Price, Hercon shall credit Ranbaxy with the amount of the adjustment to the Unit Purchase Price as provided herein in the next ensuing Hercon invoice. Nothing contained herein shall be intended to limit or otherwise impair Ranbaxy's ability to react to prevailing market conditions and to adjust, whether by way of increase or decrease, the sales price of the Commercial Products to third parties, all of which shall be determined by Ranbaxy in its sole and absolute discretion.

(d) In the event that (i) Ranbaxy or its Affiliates intend to seek regulatory approval to manufacture, market and/or sell the Commercial Products outside the United States and (ii) compliance with such non-United States regulatory approval requirements will require product test data not otherwise required or available from the Products ANDA submission (for example, stability data), Ranbaxy agrees to fund Hercon's reasonable out-of-pocket costs and expenses, in such amounts as Ranbaxy shall authorize in writing prior to the incurrence of any such costs or expenses, relating to such additional regulatory test data or submissions.

3.2 **Invoicing**. Upon shipment of Commercial Products to Ranbaxy, Hercon shall submit invoices therefore to Ranbaxy. Ranbaxy shall pay each invoice in full within forty-five (45) days after the date of invoice. All payments made under this Agreement shall be in U.S. Dollars.

3.3 **Royalty Payments to Hercon**. On a quarterly basis during the term of this Agreement, commencing with the first full calendar quarter following the Launch Date, Ranbaxy shall pay to Hercon a royalty of [redacted] percent ([redacted]%) of Net Sales of the Commercial Products supplied by Hercon up to [redacted] Dollars ([redacted]) per year in Net Sales and [redacted] percent ([redacted]%) of Net Sales of the Commercial Products supplied by Hercon exceeding [redacted] Million Dollars ([redacted]) per year in Net Sales (the "Royalty Payment") during such calendar quarter (or such other longer period as may be required for the first of such Royalty Payments). All Royalty Payments pursuant to this Section 3.3 shall be made not later than forty five (45) days following the completion of each quarterly period. Each of the parties acknowledge and agree that Hercon shall be entitled to the Royalty Payment only with respect to Net Sales of the Commercial Products it supplies to Ranbaxy or its Affiliates pursuant to this Agreement. No Royalty Payment shall be due or payable on Net Sales of the Commercial Products sourced or provided to Ranbaxy or its Affiliates from any third party other than Hercon, including, without limitation, pursuant to Section 2.7(d) hereof.

3.4 **Royalty Reports**. At the time of payment of the Royalty Payment by Ranbaxy for each calendar quarter following the Launch Date, but in no event later than forty five (45) days following the completion of each quarterly period following the Launch Date, Ranbaxy shall furnish to Hercon a written report setting forth for such calendar quarter (i) the amount of the Commercial Products sold, (ii) the gross selling price of such Commercial Products, (iii) the Net Sales of the Commercial Products, (iv) the date of Launch of any of the Commercial Products, and (v) the Royalty Payment for such quarter as calculated pursuant to Section 3.3. Such report shall be subject to the audit provisions of Section 3.5. All such reports shall constitute Confidential Information for purposes of this Agreement.

3.5 **Hercon's Audit Rights**. Ranbaxy shall maintain, and Ranbaxy shall require its Affiliates to maintain, at their respective offices, accurate and complete books and records of the Net Sales of the Commercial Products consistent with sound business and accounting practices and in such form and in such detail as to enable Ranbaxy and its Affiliates to verify the Net Sales of the Commercial Products and the Royalty Payment. Upon the written request of Hercon and at Hercon's expense, Ranbaxy shall permit an independent certified public accounting firm reasonably acceptable to Ranbaxy to have access during normal business hours to such of the records of Ranbaxy as may be reasonably necessary to verify the accuracy of the Royalty Payments made hereunder for any year ending not more than twenty four (24) months prior to

the date of such request. The accounting firm shall disclose to Hercon whether such records are correct and, if applicable, the specific details concerning any discrepancies. If such accounting firm concludes that there are discrepancies in the reporting or calculation of the Royalty Payments, such accounting firm shall calculate said amounts and: (a) Ranbaxy shall pay any additional sums owed to Hercon within fifteen (15) calendar days of such re-determination; or (b) Hercon shall credit Ranbaxy for any overpaid amounts. In addition, to the foregoing, if such accounting firm concludes that the amount of the Royalty Payments payable to Hercon under this Agreement exceeds [redacted] percent ([redacted]%) or more of the amount of the Royalty Payments actually paid by Ranbaxy, Ranbaxy shall reimburse Hercon for the reasonable costs and expenses associated with such accounting firm's conduct of the audit.

ARTICLE 4
FURTHER OBLIGATIONS OF THE PARTIES

4.1 **Drug Master File, Regulatory Dossiers.** Hercon shall provide Ranbaxy with such assistance as Ranbaxy shall reasonably request to obtain a nonexclusive right of reference to the Drug Master File of the third-party supplier of the API for the Commercial Products designated from time to time by Ranbaxy. All such Regulatory Dossiers shall be owned by Ranbaxy and Hercon shall have no rights therein.

4.2 **Facility Qualification.** Hercon shall, at no cost to Ranbaxy, take all such actions to qualify (and thereafter to maintain qualification of) the facility (or facilities) at which Hercon manufactures Commercial Products hereunder, as required under applicable law in the United States and, subject to Ranbaxy's obligations under Section 3.1(d), each other country in which Ranbaxy has informed Hercon that Ranbaxy intends to sell the Commercial Products, to enable Ranbaxy to obtain and maintain all applicable Regulatory Dossiers for the Commercial Products consistent with the requirements of the U.S. ANDA.

4.3 **Registration Assistance.** Upon the reasonable request of Ranbaxy, Hercon promptly shall, at no cost to Ranbaxy, provide Ranbaxy with such information, samples and technical assistance, and otherwise reasonably cooperate with Ranbaxy, in connection with the preparation, prosecution and maintenance of all applicable Regulatory Dossiers for the Commercial Products consistent with the requirements of the U.S. ANDA.

4.4 **Recall.** In the event either party believes it may be necessary to conduct a recall, field correction, market withdrawal, stock recovery, or other similar action with respect to any of the Commercial Products which were sold by Hercon or its Affiliates to Ranbaxy or its Affiliates under this Agreement (a "Recall"), Hercon and Ranbaxy shall consult with each other as to how best to proceed, it being understood and agreed that the final decision as to any Recall of any of the Commercial Product shall be made by Ranbaxy; provided, however, that Hercon shall not be prohibited hereunder from taking any action that it is required to take by applicable law. Ranbaxy shall bear all costs in connection with any such Recall; provided, however, that Hercon shall reimburse Ranbaxy for all reasonable out-of-pocket expenses incurred by Ranbaxy in connection with any such Recall attributable to any breach by Hercon hereof, including without limitation, Hercon's failure to manufacture and supply any of the Commercial Products in accordance with the Limited Warranty.

4.5 **Further Obligations of Hercon**. During the term of this Agreement, Hercon shall:

(a) At its own expense, promptly respond to all reasonable inquiries from Ranbaxy pertaining to the supply of the Commercial Product.

(b) Without limiting the other provisions of this Agreement, use its commercially reasonable efforts at all times to minimize the Commercial Product delivery time.

(c) Furnish or otherwise make available to Ranbaxy current copies of all issued master batch records, procedures, specifications and methods and standard operating procedures related to the Commercial Product and submit to Ranbaxy for written approval (which approval shall not be unreasonably withheld) prior to implementation any and all proposed changes to the same.

(d) Obtain Ranbaxy's written approval (which approval shall not be unreasonably withheld) prior to implementing any proposed change in the suppliers of raw material used in the Commercial Products, containers, Packaging, Labeling, Commercial Product Specifications, manufacturing process, testing or the facilities which are related to the manufacturing of Commercial Products.

(e) Promptly notify Ranbaxy of any comments, responses or notices received from the FDA, or other applicable regulatory authorities, which relate to or may impact the Commercial Products or the manufacture of the Commercial Products. At its own cost, obtain and maintain any and all Federal and state regulations and/or licenses with respect to the manufacture, by Hercon, of the Commercial Products.

(f) Provide ongoing technical product support with respect to the Commercial Products.

(g) To the extent required under FDA regulation, perform stability studies on at least one commercial batch of each Commercial Product per year and provide copies of such stability studies to Ranbaxy.

4.6 **Further Obligations of Ranbaxy**. During the term of this Agreement, Ranbaxy shall:

(a) At its own expense, promptly respond to all reasonable inquiries from Hercon pertaining to the supply of the Commercial Products.

(b) Assume all responsibility for maintaining the Product ANDA and any supplements thereto, including making additional filings with the FDA, and advise and consult with Hercon in relation to any change or supplement to the Product ANDA before implementation.

(c) Use commercially reasonable efforts to, at its own cost, obtain and maintain any and all Federal and state Regulatory Dossiers and/or licenses with respect to the marketing, sale and distribution of the Commercial Products.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

5.1 **Representations and Warranties**. Each party hereby represents and warrants to the other party as follows:

(a) Corporate Existence. Such party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated.

(b) Authorization and Enforcement of Obligations. Such party (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

(c) Consents. All necessary consents, approvals and authorizations of and notices to all governmental authorities and other Persons required to be obtained or provided by such party in connection with its performance of this Agreement have been obtained or provided.

(d) No Conflict. The execution and delivery of this Agreement and the performance of such party's obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any contractual obligation of such party.

5.2 **Insurance.** Hercon and Ranbaxy shall maintain comprehensive general liability insurance, including product liability insurance against claims regarding the manufacture of the Commercial Products under this Agreement, with a minimum limit of liability of One Million Dollars ($1,000,000) per occurrence and in the aggregate and umbrella coverage of Ten Million Dollars ($10,000,000). Each party shall cause the other party to be named as an additional insured under such insurance and shall provide the other party proof of such insurance upon request. Each party shall give the other party at least thirty (30) days' notice of any cancellation, termination or change in such insurance.

ARTICLE 6
INDEMNIFICATION

6.1 **Hercon's Indemnity Obligations.** Hercon shall defend, indemnify and hold harmless Ranbaxy, its Affiliates and their respective successors and permitted assigns (and the respective officers, directors, stockholders, partners and employees of each) from and against any and all losses, liabilities, claims, actions, proceedings, damages and expenses (including without limitation reasonable attorneys' fees and expenses) (herein "Damages") relating to or arising (a) from the manufacture of the Commercial Products, (b) any breach by Hercon or its Affiliates of this Agreement, including without limitation, the failure of the Commercial Products to meet the Limited Warranty or (c) any claims, infringement or misappropriation

relating to the Hercon Intellectual Property, provided however, Hercon shall have no obligation to indemnify Ranbaxy to the extent such Damages relate Hercon's use of the Intellectual Property (other than the Hercon Intellectual Property).

6.2 **Ranbaxy's Indemnity Obligations.** Ranbaxy shall defend, indemnify and hold harmless Hercon and its Affiliates, and their respective successors and permitted assigns (and the respective officers, directors, stockholders, partners and employees of each) from and against any and all Damages arising out of (a) the handling, possession, use, marketing, distribution or sale of the Commercial Products by Ranbaxy or its Affiliates following Hercon's or its Affiliate's delivery of the Commercial Products to Ranbaxy, except to the extent such Damages give rise to an indemnification claim of Ranbaxy under Section 6.1 above, Section 6.1 of the Development Assistance Agreement, or Section 7.1 of the Product Purchase Agreement, and (b) any claims of infringement or misappropriation relating to the Intellectual Property (other than the Hercon Intellectual Property).

6.3 **Indemnification.** A party (the "indemnitee") that intends to claim indemnification under this Article 6 shall notify the other party (the "indemnitor") promptly in writing of any action, claim or liability in respect of which the indemnitee believes it is entitled to claim indemnification, provided that the failure to give timely notice to the indemnitor shall not release the indemnitor from any liability to the indemnitee except to the extent the indemnitor is prejudiced thereby. The indemnitor shall have the right, by notice to the indemnitee, to assume the defense of any such action or claim within the fifteen (15) day period after the indemnitor's receipt of notice of any action or claim with counsel of the indemnitor's choice and at the sole cost of the indemnitor. If the indemnitor so assumes such defense, the indemnitee may participate therein through counsel of its choice, but at the sole cost of the indemnitee. The party not assuming the defense of any such claim shall render all reasonable assistance to the party assuming such defense, and all reasonable out-of-pocket costs of such assistance shall be for the account of the indemnitor. No such claim shall be settled other than by the party defending the same, and then only with the consent of the other party which shall not be unreasonably withheld; provided that the indemnitee shall have no obligation to consent to any settlement of any such action or claim which imposes on the indemnitee any liability or obligation which cannot be assumed and performed in full by the indemnitor, and the indemnitee shall have no right to withhold its consent to any settlement of any such action or claim if the settlement involves only the payment of money by the indemnitor or its insurer.

6.4 **Limitations on Indemnification.** Notwithstanding any contrary provision herein neither party shall be liable to the other for any consequential , incidental or indirect damages, including damages for lost profits, loss of opportunity or use of any kind, suffered by the other party, whether in contract, tort or otherwise.

ARTICLE 7
RELATIONSHIP BETWEEN THE PARTIES

7.1 **Independent Contractor**. The relationship between Hercon and Ranbaxy is solely that of buyer and seller, it being understood that each party is acting as an independent contractor for its own account and this Agreement does not establish a joint venture, agency, partnership or employer/employee relationship between the parties. Neither party shall have authority to conclude contracts or otherwise to act for or bind the other party in any manner, whatsoever, as agent or otherwise. Any and all contracts and agreements entered into by either party shall be for that party's sole account and risk and shall not bind the other party in any respect.

ARTICLE 8
CONFIDENTIALITY AND PUBLIC DISCLOSURE

8.1 **Confidentiality**. Except for literature and information intended for disclosure to customers, and except as may be required to obtain government approval to manufacture, sell or use the Commercial Products, each party will treat as confidential the Confidential Information, and will take all necessary precautions to assure the confidentiality of such information. Each party agrees to return to the other party upon the expiration or termination of this Agreement all Confidential Information acquired from such other party, except as to such information it may be required to retain under applicable law or regulation, and except for one copy of such information to be retained by such party's legal department. Neither party shall, during the period of this Agreement or for three (3) years thereafter, without the other party's express prior written consent use or disclose any such Confidential Information for any purpose other than to carry out its obligations hereunder. Each party, prior to disclosure of such Confidential Information to any employee, consultant or advisor shall ensure that such person is bound in writing to observe the confidentiality provisions of this agreement. The obligations of confidentiality shall not apply to information that the receiving party is required by law or regulation to disclose, provided however that the receiving party shall so notify the disclosing party of its intent and cooperate with the disclosing party on reasonable measures to protect the confidentiality of the information.

8.2 **Public Disclosure**. Except for such disclosure as is deemed necessary, in the reasonable judgment of a party, to comply with applicable laws, no announcement, news release, public statement, publication, or presentation relating to the existence of this Agreement, the subject matter hereof, or either party's performance hereunder will be made without the other party's prior written approval, which approval shall not be unreasonably withheld. The parties agree that they will use reasonable efforts to coordinate the initial announcement or press release relating to the existence of this Agreement so that such initial announcement or press release by each is made contemporaneously.

ARTICLE 9
TERM AND TERMINATION

9.1 **Term**. Unless terminated earlier pursuant to Section 9.2 below, the initial term of this Agreement shall expire on the date ten (10) years after the date of the first commercial sale of the Commercial Products by Ranbaxy to a third party; provided, however, that the term of this Agreement shall be automatically extended for additional terms of five (5) years each thereafter unless either party gives to the other not less than one (1) year's written notice of termination prior to the expiration of the initial term, or any additional term, of this Agreement.

9.2 **Termination**.

(a) By Either Party.

(i) A party shall have the right to terminate this Agreement, upon or after the breach of any material provision of this Agreement by the other party if the other party has not cured such breach within sixty (60) days after receipt of written notice thereof from the non-breaching party; or

(ii) A party shall have the right to terminate this Agreement upon written notice, at any time after the other party (the "Bankrupt Party") is (1) dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditor's rights, or a petition is presented for its winding up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within thirty days of the institution or presentation thereon; (5) has a resolution passed for its winding up, official management or liquidation; (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all of substantially all of its assets; (7) has a secured party take possession of all or substantially all of its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within thirty days thereafter; (8) causes or is subject to any event with respect to which, under the applicable law of any jurisdiction, has analogous effect to any of the events specified in clauses (1), (2) or (7) (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

(b) By Ranbaxy.

(i) Ranbaxy shall have the right to terminate this Agreement, on thirty (30) days written notice to Hercon, if Hercon fails to deliver to Ranbaxy such quantities of conforming Commercial Products as Ranbaxy orders pursuant to Section 2.6(c) above (subject to the provisions of Section 2.6(b) above) for any three (3) out of eight (8) consecutive calendar quarters; or

(ii) Ranbaxy shall have the right to terminate this Agreement, upon ninety (90) days' prior written notice in the event Ranbaxy's or its Affiliates' sales price of the Commercial Products to any third parties shall be less than $[redacted] provided, however, that if Ranbaxy shall provide written notice of termination to Hercon pursuant to this Section 9.2(b)(ii), Ranbaxy's right and notice of termination shall be vacated and of no force and effect provided that Hercon shall have provided written notice to Ranbaxy not later than fifteen (15) days following receipt of Ranbaxy's notice of termination, acknowledging and agreeing that Hercon will reduce the Unit Purchase Price of the Products for sales by Ranbaxy or its Affiliates to third parties at a price less than $[redacted] by an amount equal to [redacted]% of the difference between $[redacted] and Ranbaxy's selling price for the Commercial Products

(c) <u>Effect of Expiration and Termination</u>. Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. The provisions of Sections 4.4, and 5.2 and Articles 6 and 8 shall survive any expiration or termination of this Agreement. Upon termination or expiration, each party shall immediately deliver to the other (and cause any of its employees, agents or representatives to so deliver), at such party's expense, all Confidential Information of the other party, including without limitation any and all copies, duplications, summaries and/or notes thereof or derived therefrom, regardless of the format.

ARTICLE 10
MISCELLANEOUS

10.1 **Notices**. All notices or other communications given pursuant hereto by one party hereto to the other party shall be in writing and deemed given (a) when delivered by messenger, (b) when sent by telecopier, (with receipt confirmed), (c) when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), or (d) five days after being mailed in the U.S., first-class postage prepaid, registered or certified, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate as to itself by notice to the other party):

If to Ranbaxy, to it at:

Ranbaxy Pharmaceuticals Inc.
600 College Road East
Princeton, New Jersey 08540
Attention: President
Telephone: (609) 720-9200
Telecopier: (609) 720-1155

If to Hercon, to it at:
Hercon Laboratories Corporation
Sinking Springs Lane
Emigsville, Pennsylvania 17318
Telephone: (717) 764-1191
Telecopier: (717) 764-5395

10.2 **Assignment**. Neither party shall, without the prior written consent (not to be unreasonably withheld or delayed) of the other party having been obtained, assign or transfer this Agreement to any person or entity, in whole or in part, provided that, each party may assign or transfer this Agreement to any Affiliate or to any successor by merger of such party or its pharmaceutical business, or upon a sale of all or substantially all of such parties assets, or the assets of its pharmaceutical business, without the prior written consent of the other party hereto. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

10.3 **Severability**. If any portion of this Agreement is held invalid by a court of competent jurisdiction, such portion shall be deemed to be of no force and effect and the Agreement shall be construed as if such portion had not been included herein, provided however, if the deletion of such provision materially impairs the commercial value of this Agreement to either party, the parties shall attempt to renegotiate such provision in good faith.

10.4 **Entire Agreement**. This Agreement, the Product Purchase Agreement and all Exhibits and Schedules attached hereto and thereto contain the sole and entire agreement and understanding of the parties hereto and their respective Affiliates and representatives related to the subject matter hereof and supersede all oral or written agreements concerning the subject matter made prior to the date of this Agreement.

10.5 **Amendment; Waiver**. This Agreement cannot be amended, changed, modified or supplemented orally, and no amendment, change, modification or supplement of this Agreement shall be recognized nor have any effect, unless the writing in which it is set forth is signed by Hercon and Ranbaxy, nor shall any waiver of any of the provisions of this Agreement be effective unless in writing and signed by the party to be charged therewith. The failure of either party to enforce, at any time, or for any period of time, any provision hereof or the failure of either party to exercise any option herein shall not be construed as a waiver of such provision or option and shall in no way affect that party's right to enforce such provision or exercise such option. No waiver of any provision hereof shall be deemed to be, or shall constitute, a waiver of any other provision, or with respect to any succeeding breach of the same provision.

10.6 **Governing Law, Dispute Resolution, Arbitration**. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware and the United States, as though made and to be fully performed therein without regard to conflicts of laws principles thereof.

The parties shall initially attempt in good faith to resolve any significant controversy, claim, allegation of breach or dispute arising out of or relating to this Agreement (hereinafter collectively referred to as a "Dispute") through negotiations between senior executives of

Ranbaxy and Hercon. If the Dispute is not resolved within thirty (30) days (or such other period of time mutually agreed upon by the parties) of notice of the Dispute (the "Executive Resolution Period"), then the parties agree to submit the Dispute to arbitration as provided herein. Unless otherwise mutually agreed by the parties, only if the Dispute is not resolved through negotiations as set forth herein, may a party resort to arbitration.

All Disputes relating in any way to this Agreement shall be resolved exclusively through arbitration conducted in accordance with the Commercial Arbitration Rule of the American Arbitration Association as then in effect. In the event either party demands arbitration, it shall do so within thirty (30) days after the expiration of the Executive Resolution Period (or any mutually agreed extension) and shall include a request that such arbitration be held within thirty (30) days of such demand. The arbitration hearing shall be held as soon as practicable. The arbitration hearing shall be held in Newark, New Jersey and shall be before a single arbitrator selected by the parties in accordance with the Commercial Arbitration Rule of the American Arbitration Association pursuant to its rules on selection of arbitrators. The arbitrator shall render a formal, binding non-appealable resolution and award on each issue as expeditiously as possible but not more than ten (10) business days after the hearing. In any arbitration, the prevailing party shall be entitled to reimbursement of its reasonable attorneys fees and the parties shall use all reasonable efforts to keep arbitration costs to a minimum.

10.7 **Singular and Plural Forms**. The use herein of the singular form shall also denote the plural form, and the use herein of the plural form shall denote the singular form, as in each case the context may require.

10.8 **Headings**. The headings contained in this Agreement are for convenience of reference only and shall not constitute a part hereof or define, limit or otherwise affect the meaning of any of the terms or provisions hereof.

10.9 **Counterparts.** This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

10.10 **Force Majeure**. If either party is prevented from complying, either totally or in part, with any of the terms or provisions of this Agreement, by reason of force majeure, including, but not limited to, fire, flood, earthquake, explosion, storm, war, rebellion, acts of God and/or other causes or externally induced casualty beyond its reasonable control (but expressly excluding any labor trouble), whether similar to the foregoing matters or not, then, upon written notice by the party liable to perform to the other party, the requirements of this Agreement or such of its provisions as may be affected, and to the extent so affected, shall be suspended during the period of such disability; provided that the party asserting force majeure shall bear the burden of establishing the existence of such force majeure by clear and convincing evidence; and provided further, that the party prevented from complying shall use its best efforts to remove such disability within thirty (30) days and shall continue performance with the utmost dispatch whenever such causes are removed and shall notify the other party of the event not more than five (5) days from the time of the event. When such circumstances arise, the parties shall discuss what, if any, modifications to the terms of this Agreement may be required in order to arrive at an equitable solution. Notwithstanding the foregoing, in the event that a material event of force

majeure shall continue for a period of longer than sixty (60) days, then the party unaffected by such event may terminate this Agreement by not less than fifteen (15) days' written notice of termination to the other party; provided that, if the force majeure event ceases within such fifteen day period, this Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

RANBAXY PHARMACEUTICALS INC.

By: Dipak Chattaraj

Name: DIPAK CHATTARAJ

Title: PRESIDENT

HERCON LABORATORIES CORPORATION

By: ______________________________

Name: Murry Lieber

Title: Vice President - Marketing